Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

Property Name:	288 Units – Fox Hill Apartments
8800 Hwy 290 West, Austin, TX 78736
Date:	January 19, 2015

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the 19th day of January, 2015, by and between WRPV XI FH AUSTIN, L.P., a Delaware limited partnership (the “Seller”), and BLUEROCK REAL ESTATE, L.L.C., a Delaware limited liability company (the “Buyer”).

RECITALS

Seller is the owner of the Property described below. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property, subject to and in accordance with the terms, conditions and other provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1
CERTAIN DEFINITIONS

The following capitalized terms shall have the meanings set forth in this Section 1 for all purposes under this Agreement:

Additional Property. Seller’s right, title and interest in, to and under any licenses, permits and warranties, applicable or appurtenant to the other components of the Property, if any.

Broker. Holiday Fenoglio Fowler, L.P.

Closing. The consummation of the transactions described herein as more fully described in Section 4 below.

Closing Date. March 19, 2015, or such earlier date mutually agreed upon by Seller and Buyer, unless extended by Buyer as provided in Section 4.1 below.

Due Diligence Expiration Date. February 18, 2015.

Due Diligence Period. The period commencing on the date hereof and continuing until 5:00 p.m. eastern time on the Due Diligence Expiration Date.

Earnest Money. Defined in Section 2.2(a) below.

Effective Date. January 19, 2015.

Escrow Company. Heritage Title Company of Austin through its office located at 401 Congress, Suite 1500, Austin, TX, 78701, Attention: John Bruce - Senior Vice President, Commercial Escrow (email: jbruce@heritage-title.com and telephone: (512-505-5012)).

Excluded Documents. All (a) correspondence, documents or reports prepared by or for Seller in connection with the proposed sale of the Property, (b) communications between Seller or any affiliate and their attorneys or other agents or representatives, (c) appraisals, assessments or other evaluations of the Property in the possession of Seller or its representatives, and (d) other correspondence, memoranda and documents prepared or intended for internal use of Seller and/or its representatives.

Excluded Personal Property. The rights to any and all operating systems, operating manuals, software and information associated with or contained in any computers and telephone equipment located at the Property or used in connection with the Property (exclusive of the computer and telecommunication equipment and hardware); the rights to any websites or domain names maintained by Seller or Property Manager with respect to the Property; and all mobile shop tools and parts systems.

Improvements. The buildings and other improvements situated on the Land (excluding, however, any building or other improvements situated on any easement parcels described in Exhibit A attached hereto).

Indemnified Seller Parties. Defined in Section 3.2(d) below.

Land. The parcel(s) of land legally described in Exhibit A attached hereto.

Leases. All leases, licenses, and other agreements to use or occupy all or any part of the Land or Improvements, together with all amendments thereto for those tenants listed on the Rent Roll attached hereto as Exhibit B attached hereto.

Personal Property. The items of personal property listed on Exhibit C attached hereto, but specifically excluding the Excluded Personal Property.

Property. Collectively, the Real Property, the Personal Property and all of Seller's right, title and interest in, to and under the Leases, the Service Contracts and the Additional Property.

Property Manager. Waterton Property Management, L.L.C.

Public Records. The official public records of the recording division of the Travis County Clerk’s office in Travis County, Texas.

Purchase Price. THIRTY EIGHT MILLION ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($38,150,000.00).

Real Property. The Land and Improvements, together with all rights and appurtenances pertaining to the Land and Improvements, including, without limitation, any and all rights of Seller in and to all air and development rights, all mineral and subsurface rights, roads, alleys, easements, streets and ways adjacent to the Land, rights of ingress and egress thereto, any strips and gores within or bounding the Land and in the profits, rights or other appurtenances with respect to the beneficial use or enjoyment of the Land and the Improvements.

Seller Parties. Collectively, (a) Seller, (b) its counsel, (c) Property Manager, (d) any direct or indirect equity owner, officer, director, employee, or agent of Seller, its counsel or Property Manager, and (e) any other entity or individual affiliated or related in any way to any of the foregoing.

Service Contracts. The service contracts and equipment leases listed in Exhibit D attached hereto.

Termination Surviving Obligations. Buyer’s obligations under Sections 3.1 and 3.2 hereof and Buyer’s and Seller’s obligations under Sections 10 and 14.3 hereof.

Title Company. First American Title Insurance Company through its agent, Escrow Company.

Transaction. The purchase and sale transaction contemplated by this Agreement.

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SECTION 2
AGREEMENT TO SELL AND PURCHASE: PURCHASE PRICE

2.1	Agreement to Sell and Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property, subject to and in accordance with the terms, conditions and provisions hereof.

2.2	Payment of Purchase Price. The total purchase price to be paid by Buyer to Seller for the Property shall be the Purchase Price described in Section 1 above. The Purchase Price shall be payable in the following manner:

(a)	Earnest Money. Buyer shall, within two business days after the Effective Date, deposit with the Escrow Company, as escrow agent, the sum of $250,000, as earnest money (said amount being referred to herein as the “Initial Earnest Money”, and, together with (i) the “Additional Earnest Money” deposit described below, and (ii) the Extension Deposit (as defined in Section 4.1 below), and all interest accruing thereon, being herein referred to collectively as the “Earnest Money”), which shall be in the form of a wire transfer of immediately available funds. Provided that Buyer has not terminated this Agreement pursuant to Section 3.2 below, within two business days after the Due Diligence Expiration Date, Buyer shall increase the Earnest Money to $400,000 by depositing with the Escrow Company an additional $150,000 by wire transfer of immediately available funds (the “Additional Earnest Money”). Upon expiration of the Due Diligence Period, all of the Earnest Money shall become fully non-refundable and payable to Seller, except as otherwise expressly provided herein. The Earnest Money shall be held and disbursed by the Escrow Company pursuant to the escrow agreement in the form of Exhibit J attached hereto (the "Escrow Agreement"), which the parties have executed and delivered simultaneously with the execution and delivery of this Agreement. The Earnest Money shall be invested as provided in said Escrow Agreement, with all interest accruing thereon being deemed part of the Earnest Money for all purposes hereunder. In the event Buyer fails to deliver any portion of the Earnest Money within the time provided in this Agreement, Seller may, prior to Buyer’s deposit of such portion of the Earnest Money with the Escrow Company, at Seller’s option and without limiting any of its other rights or remedies, terminate this Agreement by written notice to Buyer, whereupon any portion of the Earnest Money previously delivered to Escrow Company shall be immediately delivered to Seller, this Agreement shall terminate, and the parties hereto shall have no further obligations to the other except for the Termination Surviving Obligations. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money shall be paid to Seller and applied to the Purchase Price to be paid by Buyer at the Closing. In all other instances, the Earnest Money shall be paid to Seller or Buyer as provided in other provisions of this Agreement.

(b)	Balance of Purchase Price. Buyer shall pay to Seller the balance of the Purchase Price, plus or minus net proration credits (as such credits may be determined in accordance with Section 5 and other applicable provisions of this Agreement) and as otherwise adjusted pursuant to the provisions of this Agreement (including, without limitation, Section 13(e)), at Closing by wire transfer of immediately available funds. Such funds must be received by the Escrow Company, and Buyer shall authorize the disbursement thereof to Seller, no later than the time reasonably required by the Escrow Company to deliver the payoff for Seller's loan on the Property prior to the lender's payoff deadline on the Closing Date (the "Payoff Deadline"). Notwithstanding the foregoing, if such payoff is delivered to Seller’s lender after the Payoff Deadline on the Closing Date, and Seller is charged additional interest, Buyer shall be responsible for the payment of such additional interest. Further, notwithstanding anything to the contrary in this Agreement, if on or before the Closing Date Buyer fails to deliver the funds due by Buyer pursuant to this Agreement, Buyer shall be in default of this Agreement.

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SECTION 3
SELLER’S DELIVERIES; CONDITIONS PRECEDENT

3.1	Seller’s Deliveries. Except for any Excluded Documents, Seller shall provide to Buyer, or make available at the Property as specified below, promptly after the date hereof the following items relating to the ownership and operation of the Property:

(a)	the Leases and lease files containing related documentation, which shall be made available at the Property;

(b)	the Service Contracts;

(c)	Seller’s existing owner’s title policy with respect to the Property;

(d)	the plans and specifications relating to the Property in Seller’s possession, if any, which shall be made available at the Property;

(e)	schedule of insurance losses for the prior three (3) years (but in any event, for not longer than Seller has owned the Property);

(f)	real estate and personal property tax bills for calendar years 2012, 2013 and 2014 (but in any event, for not longer than Seller has owned the Property);

(g)	operating statements with respect to the Property for 2012, 2013 and 2014 (but in any event, for not longer than Seller has owned the Property);

(h)	any environmental reports with respect to the Property in Seller’s possession;

(i)	copies of assessments for calendar years 2012, 2013, and 2014, if any, imposed by reason of the Property’s inclusion in a utility or statutorily created district providing water, sewer, drainage, or floor control facilities and services, as determined pursuant to Chapter 49 of the Texas Water Code;

(j)	copies of assessments for calendar years 2012, 2013, and 2014, if any, imposed by reason of the Property’s inclusion in a certificated water or sewer area, which is authorized by law to provide water or sewer service to the properties in the certificated area, pursuant to Section 13.257 of the Texas Water Code; and

(k)	copies of assessments for calendar years 2012, 2013, and 2014, if any, imposed by reason of the Property’s inclusion in a public improvement district as defined in Section 5.014 of the Texas Property Code.

In the event that this Agreement terminates for any reason, Buyer shall promptly return to Seller all written and other physical materials (whether from Seller, Seller’s agents or otherwise) received by Buyer relating to the Property or Seller (collectively, the “Seller Provided Materials”).

Except as otherwise expressly set forth in this Agreement and in the documents delivered by Seller at Closing, Seller makes no representations or warranties, either expressed or implied, and shall have no liability with respect to the accuracy or completeness of the information, data or conclusions contained in the information provided to Buyer, and Buyer shall make its own independent inquiry regarding the economic feasibility, physical condition and environmental state of the Property during the Due Diligence Period.

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3.2	Inspections and Access. Buyer and its representatives shall be permitted to enter upon the Property during business hours upon forty-eight hours prior written notice to Seller’s agent, Field Stern via email (fstern@wallc.com) during the Due Diligence Period to examine, inspect and investigate the Property and all books, records, drawings and other documentation relating thereto in Seller’s possession (collectively, the “Inspections”), subject to the terms, conditions and limitations set forth in the following provisions of this Section 3.2. All of the Inspections shall be conducted at the expense of Buyer without contribution from Seller of any kind or amount.

(a)	Subject to the rights of tenants under the Leases, Buyer shall have a right to enter the Property for the purpose of conducting the Inspections and for no other purpose, provided that in each such instance (i) Buyer notifies Seller’s agent of the intended Inspections not less than 48 hours prior to such entry; (ii) such Inspections are scheduled with Field Stern by electronic mail (fstern@wallc.com); and (iii) Buyer is in full compliance with Section 3.2(d) hereof. At Seller’s election, a representative of Seller shall be present during any entry by Buyer or its representatives upon the Property for conducting said Inspections. Buyer shall take all necessary actions to insure that neither it nor any of its representatives shall interfere with the ongoing operations occurring at the Property during the course of performing any such Inspections, including, without limitation, any activities of tenants. Buyer shall not cause or permit any mechanics’ liens or other liens to be filed against the Property as a result of the Inspections. Notwithstanding anything set forth herein to the contrary, Buyer shall not be permitted to: (w) perform any Phase II environmental assessments or any other tests that require the physical alteration of the Property (including, without limitation, borings or samplings) without the prior written consent of Seller, which may be withheld by Seller in its sole discretion; (x) review any of the Excluded Documents; (y) interview any tenants, owners or other occupants of the Property; or (z) discuss employment opportunities with any employees of Seller or Property Manager. Promptly upon (i) receipt of the written request of Seller; or (ii) termination of this Agreement for any reason, Buyer shall deliver to Seller a complete copy of any written studies, reports, tests results or similar documents prepared by or on behalf of Buyer or its agents (collectively, the “Third Party Reports”).

(b)	Buyer shall have until the Due Diligence Expiration Date in which to conduct its due diligence investigations and analysis of the Property and of all information pertaining to the Property to determine whether the Property is acceptable to Buyer. If during the Due Diligence Period, Buyer so elects, for any reason or no reason, Buyer may, as its sole and exclusive right and remedy, terminate this Agreement by giving written notice of termination to Seller on or before the Due Diligence Expiration Date. If Buyer does not give such notice of termination on or before the Due Diligence Expiration Date, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 3.2 and this Agreement shall continue in full force and effect. In the event of such termination the Earnest Money shall be returned to Buyer and neither party shall have any further obligations to the other party hereunder, except for the Termination Surviving Obligations.

(c)	Buyer agrees and covenants with Seller not to disclose to any third party (other than lenders, accountants, equity partners, attorneys and other professionals and consultants working for Buyer in connection with the acquisition of the Property) without Seller’s prior written consent, unless Buyer is obligated by law to make such disclosure (in which case Buyer shall provide concurrent written notice of such mandatory disclosure to Seller), any of the reports or any other documentation or information obtained by Buyer which relates to the Property, the Property or Seller in any way, all of which shall be used by Buyer and its agents solely in connection with the transactions contemplated hereby.

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(d)	Buyer agrees to indemnify, defend and hold Seller and its members, managers, partners, trustees, beneficiaries, shareholders, directors, officers, advisors and other agents and their respective employees and affiliates (collectively, the “Indemnified Seller Parties”) harmless from and against any and all claims, losses, damages, costs and expense (including, without limitation, attorneys fees’ and court costs) (collectively, “Claims”) suffered or incurred by any of the Indemnified Seller Parties as a result of or in connection with any activities of Buyer (including activities of any of Buyer’s employees, consultants, contractors or other agents) conducted pursuant to or in violation of this Section 3.2 or otherwise, including, without limitation, mechanics’ liens, damage to the Property, and injury to persons or property resulting from such activities; provided, however, in no event shall Buyer have any obligation to indemnify any of the Indemnified Seller Parties with respect to Claims arising (x) as a result of Buyer’s mere discovery, without exacerbation, of an existing environmental or other condition on the Property; or (y) solely due to the negligence or intentional misconduct of any of the Indemnified Seller Parties. In connection with the foregoing indemnity, in the event that the Property is damaged, disturbed or altered in any way as a result of such activities, Buyer shall promptly restore the Property to its condition existing prior to the commencement of such activities. Furthermore, Buyer agrees to maintain and to cause all of its representatives or agents conducting any Inspections to maintain and have in effect workers’ compensation insurance, with statutory limits of coverage, and commercial general liability insurance with (i) appropriate coverages, (ii) waiver of subrogation, and (iii) limits of not less than Three Million and 00/100 Dollars ($3,000,000.00) for personal injury, including bodily injury and death, and property damage. Such insurance shall name Seller, Waterton Property Management, L.L.C., and Waterton Associates L.L.C. as additional insured parties and shall be with companies, with deductibles and otherwise in form reasonably acceptable to Seller. Buyer shall deliver to Seller prior to commencing any of the activities described in this Section 3.2, evidence reasonably satisfactory to Seller that the insurance required hereunder is in full force and effect.

3.3	Title. No later than three (3) business days following the Effective Date, Seller shall deliver to Buyer for its review a title commitment (or preliminary title report) covering the Property issued by the Title Company (the “Title Commitment”). Seller has previously delivered or made available to Buyer for its review, an existing plat of survey of the Property in Seller’s possession (the “Existing Survey”). If Buyer so elects, Buyer may order an update of the Existing Survey (the “Updated Survey”) at Buyer’s sole cost. Buyer shall have until 5:00 p.m. Eastern Standard Time on the date that is five (5) business days before the Due Diligence Expiration Date (the “Title Review Deadline”) for examination of the Title Commitment and the Existing Survey (or the Updated Survey if obtained by Buyer prior to the Title Review Date) and the making of any objections thereto, said objections to be made in writing (the “Objections”) and delivered to Seller on or before the Title Review Deadline. If Buyer shall have obtained an Updated Survey prior to the Title Review Deadline, such Updated Survey shall be the “Survey,” as hereinafter described; otherwise, the Existing Survey shall be the “Survey,” as hereinafter described . Buyer shall be deemed to have accepted all exceptions to the Title Commitment and the form and substance of the Survey, except only for matters expressly objected to in a written notice delivered to Seller on or before the Title Review Deadline. If any objections to the Title Commitment or Survey are properly made on or before the Title Review Deadline, Seller shall have the right, but not the obligation (except with respect to the Mandatory Cure Items, as described below), on or before the date that is five (5) business days after receipt of the Objections (the “Seller Cure Date”), to cure such Objections (by removal or by endorsement or other method reasonably acceptable to Buyer) or to agree in writing to cure same prior to Closing. If the Objections are not so cured by Seller (or agreed to be cured by Seller), or waived by Buyer, on or before the Seller Cure Date, then Buyer may, at its option, and as its sole and exclusive right and remedy, terminate this Agreement by written notice thereof delivered to Seller on or before the date (the “Election Date”) that is the earlier of the Due Diligence Expiration Date or five (5) days after the Seller Cure Date. If Buyer does not give such notice of termination on or before the Election Date, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 3.3 and this Agreement shall continue in full force and effect. In the event of such termination, the Earnest Money shall be returned to Buyer and neither party shall have any further obligations to the other party hereunder, except for the Termination Surviving Obligations. Notwithstanding the foregoing, Seller agrees to pay off at Closing Seller's mortgage loans encumbering the Property and any and all judgment liens, tax liens and mechanics’ and materialmens’ liens caused by, through, or under Seller, and to cause the mortgage evidencing such loans and all such liens, if any, to be removed from the Title Commitment (the “Mandatory Cure Items”).

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3.4	New Title Matters. At any time prior to Closing, Buyer shall have the right to obtain an updated Title Commitment. If, after the effective date of the most-recently updated Title Commitment new adverse matters are revealed by any update of the Title Commitment (collectively, “New Matters”), Buyer shall have the right to submit to Seller additional Objections, provided that such new Objections must be submitted by Buyer on or prior to the date that is the earlier to occur of (a) the Closing Date, or (b) the date that is five (5) days after Buyer’s receipt of such update, as applicable. If Buyer timely notifies Seller in writing of such New Matters, Seller, in Seller’s sole discretion, may, but shall have no obligation to, cure such New Matters on or prior to Closing. Seller shall be deemed to have given notice to Buyer that Seller refuses to cure any such New Matters, which Seller may so do in its sole discretion, unless Seller, within five (5) days after receipt of Objections from Buyer, shall deliver a notice indicating whether Seller will attempt to cure (whether by removal or by endorsement or other method reasonably acceptable to Buyer) or refuses to cure such New Matters. If Seller’s Notice indicates that Seller refuses to cure said New Matters (or if Seller is deemed to refuse to cure said New Matters), Buyer may (a) terminate this Agreement within two (2) business days after (i) receipt of such notice from Seller, or (ii) if no such notice is given by Seller, the date that Seller is deemed to have given notice that Seller refuses to cure such New Matters (which shall be deemed to have occurred on the date that is five (5) days after receipt of Buyer’s Objections to the New Matters), and in either event the Earnest Money shall be returned to Buyer, and neither party shall have further rights or obligations pursuant to this Agreement, except for the Termination Surviving Obligations; or (b) if Buyer fails to so terminate, Buyer shall be deemed to have waived such New Matters and shall accept the Property subject thereto, in which event there shall be no reduction in the Purchase Price. If applicable, the Closing shall be extended to provide Seller and Buyer with the full response periods provided in this Section 3.4.

3.5	Approvals Not a Condition to Buyer’s Performance Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Section 3.2(b) hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, (b) modification of any existing land use restriction, or (c) mortgage financing.

SECTION 4
CLOSING

4.1	Time and Place. The Closing shall be administered by the Escrow Company via a deed and money escrow closing (also referred to as a so-called “New York style” closing) on the Closing Date. Notwithstanding the foregoing, Buyer shall have the one-time right to extend the Closing Date by up to fourteen (14) days by providing Seller with written notice no later than seven (7) business days prior to the scheduled Closing Date and delivering to the Escrow Company the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Extension Deposit”), which Extension Deposit become a part of the Earnest Money for all intents and purposes under this Agreement, shall be non-refundable to Buyer except as otherwise expressly provided herein, but shall be credited against the Purchase Price at Closing.

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4.2	Deliveries. At Closing Seller and Buyer shall execute and deliver the following items:

(a)	Seller shall deliver to the Escrow Company (for delivery to Buyer upon Closing):

(i)	a special warranty deed conveying the Real Property in the form of Exhibit E attached hereto (the “Deed”);

(ii)	a bill of sale in the form of Exhibit F attached hereto, conveying to Buyer all of Seller’s right, title and interest in and to the Personal Property, if any;

(iii)	a non-foreign transferor certification as required under Section 1445 of the Internal Revenue Code;

(iv)	evidence of Seller’s authority to consummate the transactions described herein, as required by the Title Company; and

(v)	Evidence of Termination of the existing management and leasing agreement with Property Manager.

(b)	Buyer shall pay or deliver to the Escrow Company (for delivery to Seller upon Closing):

(i)	the balance of the Purchase Price, by wire transfer, as provided in Section 2.2(b); and

(ii)	evidence of Buyer’s authority to consummate the transactions described herein, as required by the Title Company; and

(c)	Seller and Buyer shall jointly deliver to the Escrow Company (for delivery to each other upon Closing):

(i)	an assignment and assumption of Leases in the form of Exhibit G attached hereto;

(ii)	an assignment and assumption of contracts and additional property in the form of Exhibit H attached hereto, whereby Seller assigns to Buyer and Buyer assumes all of Seller’s assignable rights, title, interests, duties, obligations and liabilities under and with respect to the Service Contracts and Additional Property;

(iii)	a closing statement describing all prorations and other applicable credits; and

(iv)	a notice to the tenants under the Leases in the form of Exhibit I attached hereto.

(d)	Seller shall deliver to the Escrow Company:

(i)	a title or owner’s affidavit as may be reasonably required by the Title Company in connection with the issuance of the title policy to Buyer at Closing;

(ii)	such other documentation as is reasonably required by the Title Company to remove or satisfy applicable requirements or other Objections which Seller is obligated to cure pursuant to Section 3 above; and

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(iii)	any tax-related documentation as required in the jurisdiction in which the Property is located in connection with the transfer of real property and such other tax-related documentation (including, without limitation, a 1099-S Information sheet) as may be reasonably required by the Title Company in connection with its performance of its duties as the “Designated Representative” with respect to the transaction contemplated by this Agreement.

(e)	Simultaneously with the Closing Seller shall deliver to the Buyer at the Property: (i) copies of all books, records, warranties, guaranties, certificates of occupancy, plans, specifications, lease files, credit reports and other documents related to the ownership, operation and leasing of the Property, in Seller’s possession, except to the extent that any such items are Excluded Documents; (ii) originals (or copies to the extent originals are unavailable) of the Leases; and (iii) all keys, combinations and other similar items required to properly deliver possession and control of the Property to Buyer.

SECTION 5
PRORATIONS

All items of income and expense applicable to the Property shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date in the manner hereinafter set forth:

5.1	Real Estate Taxes and Assessments. Real estate taxes and special assessments shall be prorated as follows:

(a)	For purposes of this Section 5.1, the term “Taxes” shall mean (i) the real estate taxes and special assessments levied against the Property by any governmental or quasi-governmental authority, plus (ii) all reasonable out-of-pocket costs incurred by Seller, or with Seller’s consent, of contesting the assessed valuation or otherwise protesting such taxes or assessment, minus (iii) any refunds or reduction of such taxes or assessments, which, after payment of the reasonable out-of-pocket costs and expenses incurred in obtaining such refunds or reductions, shall be paid or credited to the party or parties obligated for such taxes or assessments in the same manner and proportions as otherwise provided herein.

(b)	Seller, at its sole expense, shall be obligated for and shall pay all Taxes applicable to any year prior to 2015, and Buyer, at its sole expense, shall be obligated for and shall pay all Taxes applicable to 2015 and any year after the Closing occurs, subject to the prorations set forth herein. With respect to the Taxes applicable to 2015: (i) Seller shall be obligated for a prorated portion of such Taxes from the beginning of 2015 to but excluding the Closing Date determined by multiplying the total amount of such Taxes by a fraction, the numerator of which is the number of days from and including the first day of such tax year to and including the day prior to the Closing Date and the denominator of which is 365; and (ii) Buyer shall be obligated for the balance of such Taxes determined by multiplying the total amount of such Taxes by a fraction, the numerator of which is the number of days from and including the Closing Date to and including the last day of 2015 and the denominator of which is 365.

(c)	Seller shall pay all of the Taxes due and payable prior to the Closing and Buyer shall pay all of the Taxes due and payable after the Closing. To the extent that, as of the Closing Date, the amount so paid by Seller or to be paid by Buyer exceeds the amount for which such party is obligated in accordance with Paragraph (b) above, such party shall be entitled to a credit at Closing for such excess from the other party.

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(d)	To the extent that the actual amount of Taxes for 2015 to be prorated hereunder is not known at Closing, or tax contests or protests are outstanding or reasonably anticipated that may cause a reduction in Taxes, then, at Closing, Taxes for 2015 shall be prorated using one hundred percent (100%) of the Taxes on the tax bill for the Property for 2014. In such event, within ninety (90) days following receipt by Buyer (or Seller, if applicable) of the actual bill for Taxes for 2015, Seller and Buyer shall reprorate such Taxes, and if such reproration results in an adjustment to the proration calculated at Closing, the party owing the other party shall pay the amount owed within fifteen (15) days after the reproration is determined. The terms of this Section 5.1(d) shall survive the Closing.

5.2	Rent. All rent and other amounts paid by the tenants under the Leases (collectively, “Rent”), for the month of Closing shall be prorated as of the Closing Date based on the respective number of days of ownership of Seller and Buyer for such month; provided, however, that neither Buyer nor Seller shall receive credit at Closing for any Rent that is past due (the “Past Due Rent”). Following the Closing, if Buyer or Seller receives any payment from any tenant for which Past Due Rent is outstanding, such payment shall be distributed in the following order of priority: (a) first, to Buyer for Rent then due and payable by such tenant under its Lease which accrues on or after the Closing Date, (b) next, on a prorated basis to Buyer and Seller for Rent due and payable by such tenant under its Lease which accrues in the month in which the Closing Date occurs, and (c) then, after payment in full of all such amounts then due and payable to Buyer from such tenant, to Seller to the extent of all Past Due Rent owed by such tenant, together with interest and late charges, if applicable. If any Past Due Rent is not paid to Seller within sixty (60) days after Closing, Seller shall have the right to attempt to effect collection by litigation or otherwise so long as Seller does not take any action to terminate the tenant’s lease or right to possession. Buyer shall cooperate with Seller in its efforts to collect Past Due Rent but shall not be required to incur any cost with respect to such cooperation or take any action against any tenant to terminate the tenant’s lease or right to possession.

5.3	Security Deposits. Buyer shall receive a credit at Closing for all refundable security deposits and other refundable deposits (if any) paid to Seller under the Leases to the extent that such deposits have not been applied by Seller to cure tenants’ defaults. Seller shall retain, and Buyer shall not receive any credit for, any non-refundable tenant fees, including, without limitation, payments made under the Sure Deposit or Lease Protect programs, cleaning fees, redecorating fees and pet fees.

5.4	Utilities. Utility meters for utility services payable by Seller and not directly metered to tenants shall be read on or immediately prior to the Closing Date, if possible, and the amounts due as disclosed by such readings shall be paid by Seller or credited to Buyer. Otherwise all utility charges and billings shall be prorated using the prior month’s bill as of the Closing Date and shall be reprorated upon receipt of actual bills for the period in question. Seller shall retain, and Buyer shall not receive any credit for, any utility deposits or deposits with governmental or quasi-governmental authorities.

5.5	Expenses. Except as otherwise expressly provided in this Agreement (concerning taxes, assessments and utility charges), operating expenses of Seller or Property Manager for the Property shall be payable by Seller and Buyer on an accrual basis in accordance with the parties’ respective periods of ownership so that Seller pays all expenses accruing prior to the Closing Date and Buyer pays all expenses accruing on or after the Closing Date. In the event either party receives a bill for expenses for which the other party is obligated, such other party shall pay such bill promptly after receipt thereof.

5.6	Lump Sum Payments from Vendors. Under no circumstances shall Buyer be entitled to receive any portion of any lump sum, inducement or similar payments made to Seller (or Seller’s predecessor owners) by cable or other utility companies or other vendors in exchange for the right of those companies or vendors to install equipment or provide services or other benefits to the Property or its tenants.

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5.7	Miscellaneous. In the event any prorations or computations made under this Section 5 are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within ninety (90) days after the end of the calendar year in which the Closing occurs (except with respect to Taxes, which adjustment must occur, if at all, within ninety (90) days after the actual Taxes are determined). For purposes of calculating the prorations provided for in this Agreement, Buyer shall be deemed to be the owner of the Property on the Closing Date.

SECTION 6
SELLER’S REPRESENTATIONS AND WARRANTIES

6.1	List of Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:

(a)	Authority; Organization; Employees. Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Seller is a duly organized and validly existing limited partnership, is in good standing in Delaware and is authorized to transact business in the State of Texas. There are no employees of the Property or Seller who will become employees of Buyer or for which Buyer shall become responsible as an employer in any way. There are no collective bargaining agreements, other union contracts of any nature, pension plans or other benefit plans of any nature in existence to which Seller is a party and which affect the Property or the operation thereof.

(b)	Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any agreement to which Seller is a party. Except as set forth in this Agreement, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement by Seller or the taking by Seller of any action contemplated by this Agreement.

(c)	Leases; Rent Roll. To Seller’s knowledge, (1) the rent roll attached hereto as Exhibit B is true, correct and complete in all material respects, (2) the Leases to which Buyer was given access to at the Property were true, correct and complete copies thereof, (3) Seller is not in default of any of its obligations as “Landlord” under any of the Leases, and (4) the receivables report Seller provided to Buyer is the form of report Seller relies on in considering tenant delinquencies at the Property.

(d)	Service Contracts. To Seller’s knowledge, attached hereto as Exhibit D is a complete and accurate list of the Service Contracts and equipment leases which apply to the operation of the Property and will be binding on Buyer after the Closing. To Seller’s knowledge, all of the copies of the Service Contracts delivered by Seller to Buyer are true, correct and complete copies thereof, and Seller has not received any written notice from any third party of any defaults under any of the Service Contracts, nor is Seller aware of any defaults by any such third party.

(e)	Violations of Laws. To Seller’s knowledge, except as set forth on Schedule 6.1(e) attached hereto, Seller has not received any written notice that the Property is currently in violation of any applicable zoning, building, fire or other safety laws or regulations (specifically excluding any environmental matters, none of which are not intended to be covered by this Agreement).

(f)	Litigation. To Seller’s knowledge, except as set forth on Schedule 6.1(f) attached hereto, no litigation has been served upon Seller, or threatened in writing, with respect to Seller or the Property that remains outstanding and which would adversely affect Seller’s ability to convey the Property or Buyer’s ability to operate the Property after Closing.

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(g)	Leasing Commissions. There are no locator fees, leasing or brokerage commissions due and payable with respect to any of the Leases for tenants occupying the Improvements at Closing, other than those which will be paid by Seller as of Closing. All fees associated with tenants moving into the Improvements post-closing will be the obligation of Buyer.

(h)	Eminent Domain. Seller has not received any written notice of any pending eminent domain, condemnation proceedings, or other governmental taking of the Property or any part thereof and, to Seller’s knowledge, no such proceedings have been threatened.

(i)	No Options/Rights of First Refusal. Seller has granted no options, rights of first refusal or any other right to acquire any interest in the Property to any party, other than granting occupancy rights to tenants pursuant to the Leases.

6.2	Survival. The representations and warranties of Seller set forth in this Agreement shall be deemed remade as of Closing, provided that Seller may give Buyer on or before the Closing Date one or more notices of any modifications (each a “Statement of Modifications”) to such representations and warranties which arise after the date hereof, and said representations and warranties as so remade and modified shall survive Closing for a period of six (6) months after the Closing Date (the “Survival Period”), after which all of the representations and warranties of Seller shall become void and of no further force or effect, except for Seller’s representations and warranties concerning its authority in Section 6.1(a), which shall survive Closing without limitation on duration. In the event Buyer is either (i) notified by Seller prior to Closing, or (ii) otherwise obtains knowledge prior to Closing, that any representation or warranty of Seller in this Agreement is materially untrue or incorrect in any material respect (including in a Statement of Modifications), and in either event Seller does not (y) agree to either cure the untrue or incorrect representation or warranty prior to Closing, or (z) give Buyer a credit at Closing for the lesser of the cost to cure such untrue or incorrect representation or warranty, or the actual out of pocket damages suffered by Buyer due to such untrue or incorrect representation or warranty, Buyer shall have the right, as its sole and exclusive remedy, to either (a) terminate this Agreement, in which event the Earnest Money shall be promptly returned to Buyer and neither party shall have any further obligations to the other party hereunder except for the Termination Surviving Obligations, or (b) to close and take title to the Property notwithstanding that such representation or warranty is untrue or incorrect, and Buyer shall be deemed to have waived any rights or remedies against Seller because of such untrue or incorrect representation or warranty. The provisions of this Section 6.2 shall survive the Closing.

6.3	Definition of Knowledge. As used in this Section 6.3 or other provisions of this Agreement, the term “to Seller’s knowledge” or “best of Seller’s knowledge” or any other reference to the knowledge of Seller (a) shall mean and apply to the actual knowledge of Russe Vrana (the Property Manager’s Regional Manager with responsibility for the Property) and Erin Ankin (the General Counsel of Seller’s and Property Manager’s affiliate), with respect to the Property (collectively, the “Knowledge Individuals”) and not to any other persons or entities, (b) shall mean the actual (and not implied or constructive) knowledge of such individuals, without any duty on such individuals to conduct any investigation or inquiry of any kind, other than such investigation or inquiry would otherwise be regularly made in connection with the performance of their respective duties in their above-referenced capacities, and (c) shall not apply to or be construed to apply to information or material which may be in the possession of Seller generally or incidentally, but which is not actually known to the Knowledge Individuals. Similarly, any reference to any written notice, claim, litigation, filing or other correspondence or transmittal to Seller set forth herein shall be limited to refer to only those actually received by or known to one or more of the Knowledge Individuals in the limited manner provided in clauses (a) - (c) above. Under no circumstances shall the Knowledge Individuals have any personal obligations or liabilities under this Agreement or otherwise. The provisions of this Section 6.3 shall survive the Closing.

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6.4	Limitations Concerning Buyer’s Knowledge. Notwithstanding anything contained in this Agreement to the contrary, all of the representations, warranties and certifications (collectively, the “Representations”) which are made by Seller and set forth herein or in any of the documents or instruments required to be delivered by Seller hereunder, shall be subject to the following conditions and limitations: (a) there shall be no liability on the part of Seller for any breach of a Representation arising from any matter or circumstance of which Buyer had actual knowledge at Closing (including matters and circumstances described in any Statement of Modifications); (b) in the event that prior to the time of Closing, during the course of Buyer’s inspections, studies, tests and investigations conducted pursuant to Section 3.2 hereof, or through other sources (including any Statement of Modifications), Buyer gains actual knowledge of a fact or circumstance which, by its nature, indicates that a Representation was or has become materially untrue or incorrect in any material respect, and such fact or circumstance was not intentionally withheld from Buyer by Seller with the intent to defraud Buyer and in either event Seller does not either (y) agree to cure the untrue or incorrect representation or warranty prior to Closing, or (z) give Buyer a credit at Closing for the lesser of the cost to cure such untrue or incorrect representation or warranty, or the actual out of pocket damages suffered by Buyer due to such untrue or incorrect representation or warranty, then Buyer shall not have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of the Representation caused thereby, but Buyer’s sole and exclusive right and remedy shall be to terminate this Agreement, in which event the Earnest Money shall be returned to Buyer and neither party shall have any further obligations to the other party hereunder, except for the Termination Surviving Obligations. Without limiting Section 15.6 or any other provision hereof, the parties hereto expressly acknowledge and agree that none of Seller’s representations, warranties or covenants herein may be relied on by the Title Company or Escrow Company, whether by subrogation or otherwise. The provisions of this Section 6.4 shall survive the Closing.

6.5	Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement or document delivered in connection herewith, Seller shall have no liability whatsoever to Buyer for a breach of any representation, warranty, covenant agreement or other requirement or provision hereof or thereof unless (i) the valid claims for all such breaches collectively aggregate to more than Fifty Thousand Dollars ($50,000), in which event the full amount of such valid claims shall be actionable up to, but not in excess of, Four Hundred Fifty Thousand Dollars ($450,000) (the “Cap”) in the aggregate for all liability, and (ii) written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the end of the Survival Period and an action shall have been commenced by Buyer against Seller within nine (9) months after the Closing Date. In no event shall Seller be liable for any incidental, consequential or punitive damages, or for any damages in excess of the Cap, except as otherwise expressly provided in this Agreement. The provisions of this Section 6.5 shall survive the Closing.

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SECTION 7
AS-IS AND RELEASE

7.1	AS-IS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, BUYER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT BUYER IS PURCHASING THE PROPERTY IN ITS “AS-IS, WHERE IS” CONDITION “WITH ALL FAULTS” AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY, (I) THE LEASES OR OTHER AGREEMENTS AFFECTING THE PROPERTY, OR (J) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT BUYER IS A SOPHISTICATED AND EXPERIENCED BUYER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

7.2	Release of Seller. Buyer acknowledges that it will have the opportunity to inspect the Property during the Due Diligence Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Buyer deems necessary, and, except as otherwise expressly provided in the provisions of this Agreement, Buyer hereby FOREVER RELEASES AND DISCHARGES Seller from all duties, obligations, responsibility and liability pertaining to the Property in any way, including its condition, valuation, salability, financability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property), including without limitation liabilities under any Environmental Laws. By Closing this transaction, Buyer will be deemed to have WAIVED any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the any physical characteristics and any existing conditions of the Property, whether arising before or after the date of this Agreement, including, without limitation, any obligations relating to the physical, environmental or legal compliance status of the Property, and the lessor’s obligations under the Leases. Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation. Buyer, for Buyer and Buyer’s successors and assigns, hereby waives any right it may have to commence a judicial proceeding or arbitration naming Seller or any other Seller Parties as a defendant alleging Seller is a “Developer” of the Property.

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7.3	Definitions. For purposes, of this Agreement, the term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) and other federal laws governing Hazardous Materials as in effect on the date of this Agreement, together with their implementing regulations and guidelines as of the date of this Agreement, and all state and local laws, regulations and ordinances that regulate Hazardous Materials in effect as of the date of this Agreement. “Hazardous Materials” means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any applicable law, as currently in effect as of the date of this Agreement (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) radon, (vi) asbestos, (vii) flammable explosives, (viii) mold or other bacteria or infectious materials, or (ix) radioactive materials.

7.4	Survival. The provisions of this Section 7 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be deemed incorporated into the Deed. Buyer acknowledges and agrees that the releases, waivers and disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Buyer for the Purchase Price without the releases, waivers and disclaimers and other agreements set forth above.

SECTION 8
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller as follows:

(a)	Authority. Buyer has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer is a duly organized and validly existing limited liability company and is in good standing in its state of organization.

(b)	Conflicts. Neither the execution nor delivery of this Agreement nor the consummation of the transactions herein contemplated conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any agreement to which Buyer is a party.

(c)	Litigation. There is no action, suit or proceeding pending or, to Buyer’s knowledge, threatened against Buyer in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Buyer to carry out the transactions contemplated by this Agreement.

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(d)	No Bankruptcy. Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(e)	Patriot Act Compliance. Neither Buyer nor any person, group, entity or nation that Buyer is acting, directly or indirectly, for or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Buyer is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. To the extent Buyer’s representations and warranties in the preceding sentence cover persons owning publicly traded securities in one or more of Buyer’s affiliates, which securities were acquired through a regulated securities exchange, such representations and warranties are made only to Buyer’s knowledge. Buyer is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Buyer is prohibited by law or that the transaction or this Agreement is or will be in violation of law. Buyer has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

(f)	ERISA. Buyer is not (and, throughout the period transactions are occurring pursuant to this Agreement, will not be) and is not acting on behalf of (and, throughout the period transactions are occurring pursuant to this Agreement, will not be acting on behalf of) an “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. Buyer is either not, and is not using the assets of, a “governmental plan” as defined in Section 3(32) of ERISA or, if Buyer is, or is using the assets of, a governmental plan, the transactions contemplated by this Agreement are not in violation of any laws applicable to Buyer, regulating investments of, or fiduciary obligations with respect to, governmental plans.

The representations and warranties of Buyer set forth in this Agreement shall be deemed remade as of Closing, and said representations and warranties as so remade shall survive the Closing without limitation on duration.

SECTION 9
Closing costs

Seller shall pay the following expenses incurred in connection with the transactions described herein: (i) costs to obtain a standard Texas owner’s title policy (excluding any endorsements, (ii) one-half of all closing fees charged by the Escrow Agent (including earnest money, escrow and New York style closing charges), (iii) Seller’s legal fees and expenses, (iv) costs to cure any of the Objections with respect to which Seller is obligated to cure pursuant to Section 3 above, and (v) all deed documentary stamp taxes, if any. Buyer shall pay the following expenses incurred in connection with the transaction described herein: (a) the costs to obtain extended coverage title insurance and any title endorsements), and the cost of any Updated Survey obtained by Buyer, (b) one-half of all closing fees charged by the Escrow Agent (including earnest money, escrow and New York style closing charges), (c) the fee for the recording of the Deed, (d) Buyer’s legal fees and expenses, and (e) all financing costs, whether for new loans or loan assumptions (provided that the foregoing is not intended to imply that financing is a condition of the closing), including, without limitation, all documentary stamp taxes and intangible taxes in connection with any loan documents.

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SECTION 10
Brokerage Commissions

Seller shall be solely responsible for the payment of the commission to Broker (subject to and in accordance with a separate listing agreement between Seller and Broker). Seller and Buyer each warrant and represent to the other that, other than Broker, neither has had any dealings with any broker, agent or finder relating to the sale of the Property or the other transactions contemplated hereby, and each agrees to indemnify, defend and hold the other harmless from and against any claim for brokerage commissions, compensation or fees by any broker, agent or finder in connection the sale of the Property or the other transactions contemplated hereby resulting from the acts of the indemnifying party. This provision shall survive a Closing or a termination of this Agreement.

SECTION 11
NOTICE

All notices, demands and communications (a “Notice”) under this Agreement shall be delivered or sent by: (a) hand delivery, (b) first class, registered or certified mail, postage prepaid, return receipt requested (c) facsimile transmission; or (d) nationally recognized overnight carrier; or (e) by e-mailing a .pdf or .tif file (provided that such e-mail shall be immediately followed by delivery of such notice pursuant to clause (a), (b) or (d) above), delivered to the address, fax number or e-mail address of the intended recipient set forth below or to such other address or fax number as either party may designate by notice pursuant to this Section:

Notices to Seller:	c/o Waterton Associates 30 South Wacker, Suite 3600 Chicago, Illinois 60606 Attn: Erin Ankin, Esq. Fax: (312) 476-2060 Email: eankin@wallc.com

With a copy to:	Dentons US LLP 233 South Wacker Drive, Suite 7800 Chicago, Illinois 60606 Attn: Scott B. Toban Fax: (312) 876-7934 Email: scott.toban@dentons.com
Notices to Buyer:	Bluerock Real Estate, L.L.C. 712 Fifth Avenue, 9th Floor New York, NY 10019 Attn: Mike Konig & James Babb Fax: (646) 278-4220 Email: mkonig@bluerockre.com jbabb@bluerockre.com

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With a copy to:	Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road NE Atlanta, Georgia 30326 Attn: Corey May, Esq. Fax: (404) 365-9532 Email: cmay@mmmlaw.com

Notices shall be deemed given: (i) on the date delivered, if sent by hand delivery; (ii) on the date of transmission if sent by facsimile or electronic mail (and in respect of a facsimile only, confirmation of completed transmission is received) prior to 5:00 P.M. Eastern Standard Time (and if sent later than such time, then the next business day); (iii) one business day after delivery to the overnight carrier, if sent by nationally recognized overnight carrier or (iv) upon receipt (or refusal of delivery), if sent by first class, registered or certified mail, postage prepaid, return receipt requested. Notices may be sent by counsel for a party and such shall be deemed notice by the party so represented. Notices shall be deemed served as set forth above, even if such notices are rejected by the intended recipient.

SECTION 12
CASUALTY AND CONDEMNATION

12.1	Casualty. If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of $763,000 to repair (as determined by an insurance adjuster mutually selected by Buyer and Seller), Buyer may, as its sole and exclusive right and remedy, terminate this Agreement by written notice to Seller given on or before the earlier of (a) fifteen (15) days following such casualty or (b) the Closing Date. In the event of such termination, the Earnest Money shall be returned to Buyer and neither party shall have any further obligation under this Agreement, except for the Termination Surviving Obligations. If Buyer is not entitled to or does not timely elect to so terminate this Agreement, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Buyer on the Closing Date, without warranty or recourse, all of Seller’s right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty (including, without limitation, rent loss proceeds applicable to the period on and after the Closing Date), less Seller’s reasonable costs of collection thereof and of amounts used for reasonable repair. Notwithstanding the foregoing to the contrary, if proceeds have not been disbursed to Seller by Seller’s insurance company, and Seller’s insurance company refuses to transfer or assign to Buyer the right to the balance of any such insurance proceeds at or prior to Closing, then, regardless of whether the casualty is deemed material pursuant to this Section 12.1, Buyer shall have the right to terminate this Agreement and receive a return of the Earnest Money, unless, in lieu of such transfer by Seller’s insurance company, Seller agrees to provide Buyer with a credit at Closing equal to the amount the Buyer is otherwise entitled pursuant to this Section 12.1 as a result of such casualty.

12.2	Condemnation. If any material portion of the Property is taken in eminent domain proceedings prior to Closing, Buyer may, as its sole and exclusive right and remedy, terminate this Agreement by notice to Seller given on or before the earlier of (a) fifteen (15) days after such taking or (b) the Closing Date, and, in the event of such termination the Earnest Money shall be returned to Buyer and neither party shall have any further obligation under this Agreement, except for the Termination Surviving Obligations. If Buyer is not entitled to or does not timely elect to so terminate, the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Buyer on the Closing Date, without warranty or recourse, all of Seller’s right, title and interest in and to all condemnation awards paid or payable to Seller on account of such eminent domain proceedings (less Seller’s reasonable costs of collection thereof and of amounts used for reasonable repair). For purposes of this Section 12.2, a “material portion” of the Property shall be deemed taken if the cost of repair or restoration of the damage to the Property on account of such condemnation shall exceed an amount equal to $763,000 or if the condemnation would materially impede access to the Property or reduce available parking below that which is required by laws or any agreement applicable to the Property, or otherwise cause the Property to no longer be compliant with applicable zoning and use regulations.

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SECTION 13
OPERATIONS PRIOR TO CLOSING OR TERMINATION

Seller covenants and agrees with Buyer that after the date hereof until the Closing or termination of this Agreement, Seller shall conduct its business involving the Property as follows:

(a)	Seller shall refrain from transferring title to any of the Property (other than use of regular business inventory or transfer of Personal Property no longer used in the operation of the Real Property, all in the ordinary course of business) or creating on the Property any mortgages which will survive Closing.

(b)	Seller shall refrain from entering into or amending any contracts or other agreements (excluding leases, which Seller may continue to do in the ordinary course of business) pertaining to the Property, other than contracts or other agreements entered into in the ordinary course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof.

(c)	Seller shall refrain from offering the Property for sale or marketing the same.

(d)	Seller shall terminate any terminable Service Contract promptly after receiving written notice from Buyer during the Due Diligence Period requesting such termination; provided, however, that Buyer acknowledges and agrees that: (i) all costs and expenses associated with any such termination shall be paid by Buyer; (ii) any such termination may be conditioned on the completion of the Closing; and (iii) any such termination shall be effective only after expiration of any notice or grace period specified in the provisions of the applicable Service Contract (which may not occur until after the Closing). Any and all Service Contracts not fully and effectively terminated as of Closing shall be assumed by Buyer at Closing as contemplated under Section 4.2(c)(ii) above.

(e)	Seller agrees to keep all vacant apartment units at the Property in so-called “rent ready” condition as defined herein; provided, however, that Seller shall have no such obligation with respect to any units that become vacant on or after the date that is five (5) days prior to the Closing Date (the "Cut-off Date"). In the event that (i) any apartment unit at the Property becomes vacant prior to the Cut-off Date, (ii) such unit remains vacant at Closing, and (iii) Seller has not made such unit “rent ready” in accordance with Seller’s customary procedures, then at Closing Buyer shall be entitled to a credit of $500 with respect to such unit as Buyer's sole compensation. For purposes of this Section 13(e), “rent ready” shall mean that interior carpets have been cleaned, interior walls have been freshly painted, unit contains working appliances (and water heaters and HVAC to the extent such items serve only the individual vacant unit(s)), and the unit has no material damage to the doors, walls, ceilings, floors or windows.

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SECTION 14
DEFAULTS AND REMEDIES

14.1	Seller Defaults. In the event that Seller, on or prior to the Closing Date, shall default in the performance of its obligations hereunder, Buyer, as its sole and exclusive remedy, may either (a) seek specific performance of Seller’s obligations hereunder, or (b) terminate this Agreement and receive a refund of the Earnest Money, together with reimbursement by Seller of up to Seventy Five Thousand and no/100 Dollars ($75,000.00) of Buyer’s reasonable out-of-pocket costs and expenses actually incurred in connection with the transaction contemplated by this Agreement, including, without limitation, legal fees and expenses, loan fees, rate lock fees, deposits, third party inspection costs and travel expenses actually incurred in connection with the transaction contemplated by this Agreement, whereupon neither party shall have any further obligation to the other party hereunder except for the Termination Surviving Obligations. Notwithstanding the foregoing to the contrary, if Buyer elects to pursue the equitable remedy of specific performance, and, due to the wrongful or intentional act of Seller, the equitable remedy of specific performance is not available, Buyer may seek any other right or remedy available at law or in equity except as otherwise limited by this Agreement. Further, notwithstanding anything to the contrary in this Agreement, Seller shall not be liable to Buyer for any damages, including, without limitation, any direct, punitive, speculative or consequential damages. The provisions of this Section shall not limit Buyer’s or Seller’s right to pursue and recover on a claim with respect to any of the Termination Surviving Obligations.

14.2	Buyer Defaults. In the event that Buyer, on or prior to the Closing Date, shall default in the performance of its obligations under this Agreement, it will be impractical and extremely difficult to estimate the damages that Seller may suffer. Therefore, the parties have agreed that a reasonable estimate of the total net detriment that Seller would suffer in such event is the amount of the Earnest Money and Seller, as its sole and exclusive remedy, may terminate this Agreement by notifying Buyer thereof and receive and retain the Earnest Money as liquidated damages, provided that this provision shall not limit Seller’s or Buyer’s rights to pursue and recover on a claim with respect to any of the Termination Surviving Obligations. Such liquidated damages are not intended as a forfeiture or penalty within the meaning of applicable law. Buyer shall not be liable to Seller for any other damages, including, without limitation, direct, punitive, speculative or consequential damages. In the event Seller is entitled to the Earnest Money as liquidated damages, and to the extent Seller has not already received the Earnest Money, the Earnest Money shall, subject to the terms of the Escrow Agreement, be immediately paid to Seller by the Escrow Company upon receipt of written notice from Seller that Buyer has defaulted under this Agreement, and Buyer agrees to take all such actions and execute and deliver all such documents necessary or appropriate to effect such payment.

14.3	Attorneys’ Fees and Costs. In the event legal action is instituted to interpret or enforce the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party the prevailing party’s costs and attorney’s fees, including, without limitation, all costs and fees that are incurred in any trial, on any appeal and/or in any bankruptcy proceeding.

SECTION 15

MISCELLANEOUS

15.1	Entire Agreement; Amendments. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, including any so-called letters of intent, are hereby merged herein and superseded hereby. This Agreement may only be amended or modified by an instrument in writing, signed by the party or parties intended to be bound thereby.

15.2	Time. All parties hereto agree that time is of the essence in the performance of the provisions of this Agreement.

15.3	Counterpart/Electronic Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Furthermore, executed counterparts of this Agreement may be delivered by facsimile or other reliable electronic means (including emails of pdf documents), and such facsimile or other electronic transmission shall be valid and binding for all purposes when transmitted to and actually received by the other party. Notwithstanding the foregoing, each party delivering executed documents by facsimile or other electronic means agrees to provide the other party with an original, hard copy of the relevant signed documents promptly after the request of the other party.

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15.4	Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and interpreted in accordance with the laws of the State of Texas.

15.5	Recordation. Buyer shall not record this Agreement or a memorandum or other notice thereof in any public office or records, including the Public Records, without the express written consent of Seller. A breach by Buyer of this covenant shall constitute a material default by Buyer under this Agreement.

15.6	Assignment; Third Party Beneficiaries. Buyer shall not assign this Agreement without Seller’s prior written consent, which consent may be withheld for any reason or no reason in Seller’s sole discretion; provided, however, that, upon 5 business days prior written notice to Seller, Buyer, at Closing, may assign this Agreement to (a) an entity or entities with respect to which the day-to-day operations are, directly or indirectly, controlled by the principals of Buyer, or (b) multiple entities which will take title to the Property as tenants in common, provided, however, that Buyer or an entity or entities which are directly or indirectly controlled by the principals of Buyer, is the majority owner of the interests in the Property (any of which, a “Permitted Assignee”), in which case such Permitted Assignee or each Permitted Assignee, as the case may be, and Buyer shall be jointly and severally liable for Buyer’s obligations hereunder. Subject to the previous sentence, this Agreement shall inure to the benefit of and be binding on and enforceable against the parties hereto and their respective successors and assigns. In addition, Buyer shall not re-sell the Property or assign its rights or obligations under this Agreement (or make an offer or enter into negotiations to do so) through a “double escrow” or other similar mechanism without Seller’s prior written consent. This Agreement is intended for the benefit of Buyer and Seller, and except as provided in the indemnities granted by Buyer to the Indemnified Seller Parties herein, no other person or entity shall be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Buyer or Seller.

15.7	Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

15.8	Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

15.9	WAIVER OF TRIAL BY JURY. SELLER AND BUYER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND BUYER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

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15.10	Exculpation of Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any of the documents executed pursuant to this Agreement (this Agreement and said documents being hereinafter collectively referred to as the “Documents”) or provided under or required by law, the Documents shall not be binding on the members, partners, shareholders, beneficiaries, or any other direct or indirect equity holders of Seller, or any of their managers, employees, advisors, representatives or other agents or affiliates, but shall only be binding on Seller and its assets, subject to the other limitations set forth herein. No present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Buyer hereby waives any and all such personal liability. For purposes of this Section, no negative capital account or any contribution or payment obligation of any partner or member in Seller shall constitute an asset of Seller. The limitations of liability contained in this Section shall survive the termination of this Agreement or the Closing Date, as applicable, and are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

15.11	Independent Counsel; Interpretation. Buyer and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of arms length negotiations between the parties hereto and the advice and assistance of their respective counsel. Notwithstanding any rule of law to the contrary: (i) the fact that this Agreement was prepared by Seller’s counsel as a matter of convenience shall have no import or significance, and any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller’s counsel prepared this Agreement; and (ii) no deletions from prior drafts of this Agreement shall be construed to create the opposite intent of the deleted provisions.

15.12	Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Buyer agrees not to do so. Buyer agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Buyer’s obligation to purchase the Property shall not be subject to or conditioned upon Buyer’s obtaining any variances, zoning amendments, subdivision, condominium, lot line adjustment or other discretionary governmental act, approval or permit.

15.13	No Waiver. No covenant, term or condition of this Agreement, other than as expressly set forth herein, shall be deemed to have been waived by Seller or Buyer unless such waiver is in writing and executed by Seller or Buyer, as the case may be.

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15.14	1031 Exchange. Seller or Buyer may desire to effectuate a tax-deferred exchange also known as a §1031 exchange (an “Exchange”) in connection with the purchase and sale of the Property. Buyer and Seller each hereby agrees to cooperate with the other in connection with the Exchange, provided that: (1) all documents executed by a party in connection with the Exchange shall be subject to the prior reasonable approval of the respective party and shall recognize that (x) in the case of a Seller Exchange, Buyer is acting solely as an accommodating party to the Exchange, shall have no liability with respect thereto, shall incur no additional out-of-pocket expense in connection therewith without reimbursement from Seller, and is making no representation or warranty that the Exchange qualified as a tax-free exchange under §1031 of the Code or any applicable state or local laws, and (y) in the case of a Buyer Exchange, Seller is acting solely as an accommodating party to the Exchange, shall have no liability with respect thereto, shall incur no additional expense in connection therewith without reimbursement from Buyer, and is making no representation or warranty that the Exchange qualified as a tax-free exchange under §1031 of the Code or any applicable state or local laws; and (2) in no event shall Buyer be obligated to acquire any property or otherwise be obligated to take title, or appear in the Public Records, to any property other than the Property in connection with the Exchange.

15.15	Survival. The Termination Surviving Obligations shall survive any termination of this Agreement. Except as otherwise expressly provided herein, no conditions and no representations, warranties, covenants, agreements or other obligations of Seller in this Agreement shall survive the Closing and no action based thereon shall be commenced after the Closing.

15.16	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.17	Attorneys’ Fees. Subject to the provisions of Section 14.3, should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees and expenses and court costs, expended or incurred in connection therewith.

15.18	Designation Agreement. Section 6045e of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a)	Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)	Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c)	Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Sellers’ correct taxpayer identification numbers are as follows:

(i)	Seller:	45-3418588

(ii)	Buyer:	71-0962325

(d)	Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

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15.19	Texas Notices.

(a)	Chapter 49 Notice. If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49, Section 49.452, of the Texas Water Code requires Seller to deliver and Buyer to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this Agreement. To the extent such provisions be applicable, such required notices shall be conclusively deemed to have been given by Seller to Buyer.

(b)	Coastal Property. If the Property adjoins or shares a common boundary with the tidally influenced submerged lands of the state, Section 33.135 of the Texas Natural Resources Code, requires a notice regarding coastal area property to be included in this Agreement.

(c)	Notices from Brokers. Buyer should not rely upon any oral representations about the Property from any source. Brokers are not qualified to render property inspections, surveys, engineering studies, environmental assessments, or inspections to determine compliance with zoning, governmental regulations, or laws. Buyer should seek experts to render such services. Selection of inspectors and repairmen is the responsibility of Buyer and not the Broker.

(d)	Texas RELA Notice. The Texas Real Estate License Act requires written notice to Buyer that Buyer should have an attorney examine an abstract of title to the Property or, in the alternative, obtain a title insurance policy. Notice to that effect is, therefore, hereby given to Buyer.

(e)	Rollback Taxes Notice. The following disclosure is made for the purpose of complying with the provisions of Section 5.010 of the Texas Property Code and is not intended to and does not alter or affect the rights and obligations of Buyer and Seller relating thereto as set forth above:

NOTICE REGARDING POSSIBLE LIABILITY FOR ADDITIONAL TAXES

If for the current ad valorem tax year the taxable value of the land that is the subject of this Agreement is determined by a special appraisal method that allows for the appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in use of the land. The taxable value of the land and the applicable method of appraisal for current tax year is public information and may be obtained from the tax appraisal district established for the county in which the Property is located.

(f)	Annexation Notice. The following disclosure is made for the purpose of complying with the provisions of Section 5.011 of the Texas Property Code and is not intended to and does not alter or affect the rights and obligations of Buyer and Seller:

NOTICE REGARDING POSSIBLE ANNEXATION

If the property that is the subject of this Agreement is located outside the limits of a municipality, the property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the property is located within a municipality's extraterritorial jurisdiction or is likely to be located within a municipality's extraterritorial jurisdiction, contact all municipalities located in the general proximity of the property for further information.

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(g)	Property Located in a Certificated Service Area of a Utility Service Provider.

Notice required by § 13.257, Water Code: The real property, described in this Agreement, that you are about to purchase may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If your property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your property. You are advised to determine if the property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your property. The undersigned Buyer hereby acknowledges receipt of the foregoing notice at or before the execution of a binding contract for the purchase of the Property or at closing of purchase of the Property.

(h)	Public Improvement Districts. If the Property is in a public improvement district, §5.014, Property Code, requires Seller to notify Buyer as follows: As a purchaser of this parcel of real property you are obligated to pay an assessment to a municipality or county for an improvement project undertaken by a public improvement district under Chapter 372, Local Government Code. The assessment may be due annually or in periodic installments. More information concerning the amount of the assessment and the due dates of that assessment may be obtained from the municipality or county levying the assessment. The amount of the assessments is subject to change. Your failure to pay the assessments could result in a lien on and the foreclosure of your property.

15.20	CONDOMINIUM INDEMNITY, DISCLAIMER AND RELEASE. AS AN ESSENTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES AS OF THE DATE HEREOF AND AS OF THE CLOSING DATE AS FOLLOWS:

SELLER ACKNOWLEDGES THAT BUYER MAY CONVERT THE LAND AND IMPROVEMENTS TO A CONDOMINIUM. IN SUCH CASE, BUYER AND/OR ITS PERMITTED ASSIGNEES WILL BE THE “DEVELOPER” OF THE CONDOMINIUM AND THE DECLARANT UNDER ANY CONDOMINIUM DOCUMENTS. BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD THE INDEMNIFIED SELLER PARTIES HARMLESS FROM ALL CLAIMS, DEMANDS, LOSSES, JUDGMENTS, LIABILITIES, COSTS, DAMAGES AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COSTS), OF WHATEVER KIND, NATURE OR DESCRIPTION, ARISING DIRECTLY OR INDIRECTLY OUT OF OR IN CONNECTION WITH ANY CONVERSION OF THE APARTMENT UNITS LOCATED ON THE PROPERTY TO CONDOMINIUM UNITS BY BUYER OR ANY PERMITTED ASSIGNEE(S), INCLUDING, WITHOUT LIMITATION; (A) CONSTRUCTION WARRANTY CLAIMS (WHETHER ARISING BY CONTRACT OR BY LAW), (B) CONSTRUCTION DISPUTES, (C) CLAIMS FOR INJURY TO PERSON OR PROPERTY ARISING OUT OF THE CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, CONSTRUCTION DEFECTS, (D) CLAIMS RISING UNDER THE CONSUMER PROTECTION ACT, THE CONDOMINIUM ACT IN EFFECT IN THE STATE(S) WHERE THE PROPERTY IS LOCATED, OR ANY ADDITIONAL, RELATED OR SUCCESSOR LEGISLATION GOVERNING THE CONVERSION OF APARTMENTS TO CONDOMINIUMS, AND (E) ANY CLAIMS MADE BY ANY SUCCESSOR OWNER OR OCCUPANT OF THE PROPERTY, INCLUDING ANY BUYER OF A CONDOMINIUM UNIT AT THE PROPERTY. UPON NOTICE FROM ANY OF THE INDEMNIFIED SELLER PARTIES OF A CLAIM FOR WHICH SUCH PARTY IS INDEMNIFIED HEREUNDER, BUYER WILL DEFEND SUCH PARTY, AT BUYER’S EXPENSE, USING COUNSEL APPROVED IN WRITING BY THE INDEMNIFIED SELLER PARTY REQUESTING SUCH DEFENSE. THE PROVISIONS OF THIS SECTION 15.20 SHALL SURVIVE THE CLOSING AND SHALL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND SHALL BE DEEMED INCORPORATED INTO THE DEED.

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15.21	Post Closing Obligations Regarding Financial Information. Buyer has advised Seller that Buyer may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission [“SEC”]), audited financial statements, pro forma financial statements and other financial information related to the Property for up to one (1) fiscal year prior to Closing and any interim period during the fiscal year in which the Closing occurs (the “Financial Information”). If Buyer or its principals give notice to Seller that it is (or they are) obligated to provide such information, following the Closing and for a period of ninety (90) days thereafter, Seller agrees to use its commercially reasonable efforts to cooperate with Buyer and its representatives and agents in the preparation of the Financial Information; provided, however, Seller shall not be required to (i) incur any out of pocket expenses or costs unless Buyer reimburses Seller for the same, or (ii) provide information that was previously made available to Buyer. For a period of ninety (90) days after Closing, Seller shall maintain, and after reasonable advance written notice from Buyer, Seller shall provide access to such books and records of Seller and Property Manager reasonably related to the Property except as otherwise limited by this Section 15.21. Further, so long as the persons in charge of management of the Property at the time of Closing remain in the employ of Seller or an affiliate of Seller, after reasonable written notice to Seller, it will make such persons available for interview; provided, however, that Seller shall be allowed to have other representatives present during any such interviews. Notwithstanding the foregoing, Seller shall not be required to provide any information concerning (a) Seller’s, or any of Seller's affiliates’ or partners’ (collectively with Seller, the "Seller Financial Parties"), capital structure or debt, (b) any Seller Financial Parties' financial analyses or projections, investment analyses, account summaries or other documents prepared solely for any Seller Financial Parties' internal purposes or not directly related to the operation of the Property, (c) any Seller Financial Parties' tax returns, or (d) any Seller Financial Parties' financial statements (other than Property-level financial statements otherwise required pursuant to this Section 15.21). Seller acknowledges and agrees that any information provided or made available pursuant to this Section 15.21 will, to Seller's knowledge at the time provided, be true, accurate and complete in all material respects. Buyer acknowledges and agrees that Buyer may not use any information provided pursuant to this Section 15.21 or the results of its review or interviews pursuant to this Section 15.21 to pursue any claim against any Indemnified Seller Parties.

[Remainder of Page Left Intentionally Blank.
Signature Page Follows.]

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the Effective Date.

SELLER:

WRPV XI FH AUSTIN, L.P.,
a Delaware limited partnership

By:	/s/ David R. Schwartz
Name:	David R. Schwartz
Title:	Authorized Signatory

BUYER:

BLUEROCK REAL ESTATE, L.L.C.,
a Delaware limited liability company

By:	/s/ James G. Babb, III
Name:	James G. Babb, III
Title:	Chief Investment Officer

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 6.1(e)	Violations of Laws

Schedule 6.1(f)	Litigation

EXHIBITS

A	Legal Description
B	Rent Roll
C	Personal Property
D	Service Contracts and Equipment Leases
E	Form of Deed
F	Form of Bill of Sale
G	Form of Assignment of Leases
H	Form of Assignment of Contracts and Additional Property
I	Form of Notice to Tenants
J	Escrow Agreement

SCHEDULE 6.1(e)

VIOLATION OF LAWS

SCHEDULE 6.1(f)

LITIGATION

EXHIBIT A

LEGAL DESCRIPTION

Lots 2 and 3, Block "A", PEDERNALES ELECTRIC COOPERATIVE-CIRCLE DRIVE, AUSTIN SUBDIVISION, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200600156 of the Official Public Records of Travis County, Texas.

EXHIBIT B

RENT ROLL

B-1

EXHIBIT C

LIST OF PERSONAL PROPERTY

Fox Hill	Personal Property List

Clubhouse Kitchen:

1 Black & Decker Coffee Maker

1 Coffee Warmer

1 Coffee cups & Creamer holder

1 Metal syrup holder

4 Small plants

4 Decorative baskets

2 Decorative pears

1 Microwave

1 Dishwasher

1 Refrigerator

1 Decorative fox cookie jar

Main Clubhouse Area:

2 Wooden Tables

8 Wooden Arm Chairs

2 Mats

1 Wood Table

1 White Lamp

2 Decorative Pineapples

3 Large Trees

4 Small Plants

4 Medium Plants

1 Black Leather Couch

2 Arm Chairs

1 Beige Suede Couch

2 Armless Chairs

1 Brown Lather Ottoman

1 Wood Coffee Table

4 Decorative pillows

2 Large Decorative Pictures

1 Black Sharp Aquos Flat screen TV

5 Decorations (Bowls, bases)

2 Small Wood Tables

1 Brown Metal Treasure Chest

1 Faux light brown wood plant

2 Area Rugs

Main Office Hallway:

2 Waterton Door Mats

1 Personal size black Fridge

2 Picture frames (Accent wall program)

2 Leather Benches

Fox Hill	Personal Property List

7 Faux Potted Plants

1 Framed Site Map

4 Floor plan Photos

1 Vizio Flat screen TV

1 Brown Wooden TV Table

1 DVD Player

Clubhouse Patio:

3 Round Iron Bar Height Tables

10 Iron Stools

4 Potted Plants

1 Picnic Table

1 Picnic Bench

1 Trashcan

1 Entry Mat

Leasing Office:

2 Executive Desks

2 2-Drawer Wood File Cabinets

2 Rolling Computer desk Chairs

2 Wooden Guest Chairs

2 Comdial Office Phones

2 Framed Tree Pictures

2 Business Card Holders

1 Large Canvas Picture

1 Ceramic Scentsy Pot

1 Framed dry erase

2 Nobilis Computers

2 Logitech Keyboards & Mouse

2 V7 Flat screen Monitors

1 Mesh File Holder

2 Trash Cans

1 2-punch hole punch

1 Label Maker

1 Staples Calculator

1 Swingline Stapler

1 Scotch Tape Dispenser

Managers Office:

3 Large Framed wood photos

2 Large potted plants

1 2-drawer wood file cabinet

1 Large Executive Desk

Fox Hill	Personal Property List

1 Rolling Computer Desk Chair

2 Metal Guest Chairs

1 Tall wood book 3 Shelve Bookcase

1 Samsung Flat screen Monitor

1 Comdial Phone

1 Casio Calculator

1 HP Keyboard & mouse

1 HP Pro Computer

1 Trash Can

1 Set Logitech Speakers

1 3-punch hole puncher

Assistant Managers Office:

2 Wood Guest Chairs

1 Large Executive Desk

1 Large Computer Desk

1 Rolling Computer Chair

2 2-drawer File Cabinets

2 Mesh File divider/organizers

1 Trash Can

1 Paper Shredder

1 2-hole hole puncher

1 Sharp Calculator

1 Comdial Phone

1 Logitech Keyboard & Mouse

1 V7 Flatscreen Monitor

1 HP Computer

1 Desktop Monitor Stand

1 Business Card Holder

1 Tape Dispenser

1 Large Potted Plant

1 Digital Check Scanner

Office Supply/Copy Room:

1 4-drawer Metal File Cabinet

1 Sentry Safe

1 Classic Cut paper cutter

1 Staples Stapler

1 Small Dry Erase Board w/ markers& eraser

1 Large Dry Erase Board w/ markers& eraser

1 Short 3-shelve Bookcase

1 Handy track Keypad & Key Box

Fox Hill	Personal Property List

Pool:

12 Light Brown Chairs

12 Light Brown Lounge Chairs

16 Table Chairs

8 Beach Style Chairs (low sitting)

4 Patio/Pool Tables

4 Umbrellas

5 Small round side Tables

7 Potted Plants

2 Trash Cans

2 Smoke Ashcans

Fitness Center:

1 Purell Sanitizer holder

2 Vizio TV’s

1 Towel (wet) dispenser(antibacterial)

1 Brown wood cabinet

2 BH Fitness Treadmills

1 BH Fitness Elliptical

1 BH Fitness Recumbent bicycle

1 BH Fitness Curlbar bicycle

1 Hoist Bench

1 Free weight Rack

1 Set of 8lb Weights

1 Set of 15lbs Weights

1 Set of 20lbs Weights

1 Set of 10lbs Weights

1 Set of 35lbs Weights

1 Set of 25lbs Weights

1 Set of 40lbs Weights

1 Set of 50lbs Weights

1 Set of 45lbs Weights

1 Set of 55lbs Weights

1 Large Blue Yoga Ball

5 Med ball w/ Rack

1 Vision Fitness ST710 Multi- Station machine

Laundry Room:

4 Coinmatch coin operated washers

4 Coinmatch coin operated dryers

1 Folding Table

1 Trash Can

Fox Hill	Personal Property List

Model (Kitchen):

3 Wicker baskets

1 Decorative Cow

1 Wooden Plate

1 Decorative Apple

1 Ceramic Utensils holder

1 Decorative Rooster

3 Wooden cooking utensils

1 Ceramic Chili Spoon holder

1 Cookbook

1 Bookstand

4 Red Dinner plates

4 Wine Glasses

4 Black napkins

4 Placemats

1 Cherry Wood Dining Table

4 Cherry Wood Chairs

4 Plastic plates

Model (Living Room):

1 Metal Bow/Candle

2 Bar Stools (Beige Suede)

1 Green Sofa

1 Green Arm Chair

5 Decorative Pillows

1 Area Rug

1 Oval Glass Coffee Table

1 Wooden End Table

2 Metal Lamps

1 Center Piece w/ Faux Flowers

2 Candle Sticks

2 White Candles

1 Small CD Player/ Radio

1 Large Wall Entertainment Center

2 Bookshelves

1 Faux Book

1 “Happy” Decoration

1 Decorative Dice

1 Decorative Metal Jack

1 Metal Feather Decoration

2 Red Vases

2 Red Candles

1 Set Brown Curtains w/ Rod

2 Faux Potted Plants

Fox Hill	Personal Property List

Model (Guest Bedroom):

1 Oval End Table

1 Lamp

1 Set Curtains w Rod

1 Brown Blanket

1 Decorative Pillow

1 Paisley Chair

1 Fabric Desk Chair

1 Wooden Desk

1 Faux Book Decoration

1 Faux Red Flower

1 Green Candle w/plate

2 Wicker Drawers

2 Faux Plants

Model (Guest Bathroom):

2 Wash Cloths

1 Hand Towel

2 Bath Towels

1 Ceramic Tooth Brush Holder

1 Shower Curtain & Rings

1 Red Bath Mat

Model (Master Bedroom):

1 Set of Curtains w/ Rod

1 Lamp

1 Night Stand

1 Head Board/ Footboard

1 Queen Box Spring

1 Queen Mattress

1 Frame

8 Decorative Pillows

2 Comforters

1 Dresser w/ Mirror

1 Center Piece

1 Faux Plant

Model (Master Bathroom):

1 Shower Curtain w/ Rod

1 Candle/Rock Tray

5 Candles

2 Bath Towels

Fox Hill	Personal Property List

6 Hand Towels

1 Wicker Basket

1 Small Plant

Maintenance Office:

2 Desk

2 Desk chairs

1 Dell computer

1 Charging scale

1 Filing cabinet

1 Studio one Dell Monitor

Maintenance Shop:

1 Speed key machine

1 Louisville 6ft ladder

2 Boxes of plank flooring

1 Just rite yellow fire cabinet

1 52'' fan

1 OccuFresh Eye Wash Station

1 Large trash can

1 First aid kit

1 Microwave

3 Mini space heaters

2 Large space heaters

1 Lock out tagout kit

2 6 Ft Ladders

Maintenance Tool Garage:

1 A\C recovery machine

1 Vacuum pump

1 35 lbs recovery tank

1 30 lbs tank (R22)

1 Handheld pipe auger

1 Oxygen & acetylene torch kit

1 MI-T-T-M power washer

1 25 ft garden hose

2 50 ft garden hoses

2 4 ft fiberglass ladders

2 12 ft fiberglass ladders

1 12 gal Louisville wet/dry vacuum

1 Ozone machine

1 General mini rooter

1 Back pack sprayer

Fox Hill	Personal Property List

4 Miscellaneous shovels

1 Blue EZ Lesion Golf Cart (Good Shape)

1 Maroon EZ GO Golf Cart (Fair Shape)

1 White Gas Powered Yamaha (Fair Shape)

Business Center:

1 Round Granite Top Table

2 Wooden Guest Chairs

5 Rolling brown Computer Chairs

1 Rule Sign

1 Large framed Canvas Picture

1 Brother printer/scanner

1 Apple Keyboard & Mouse

1 iMac Computer/monitor combo

4 HP Computer/monitor combo

4 HP Keyboard & Mice

1 Large framed photo

1 Large Faux tree

Maid Closet:

1 Hoover Vacuum

3 Wet Floor Signs

3 Caution Orange Pylons

3 Mop & Mop Bucket

1 Dustpan

1 Broom

1 Swiffer

1 Aloha breeze Portable Fan

Package Closet:

1 4-Drawer Metal File Cabinet

1 Folding Table

1 Sherwood Surround Sound System

Telephone Closet:

3 Rolling Office Chairs

2 Tubs of Holiday Decorations

EXHIBIT D

LIST OF SERVICE CONTRACTS AND EQUIPMENT LEASES

FOX HILL

SERVICE CONTRACT SCHEDULE

#	Vendor	Type of Service
1	Absolute Pest Management	Pest Control
2	Coinmach Corporation [1]	Laundry Equipment
3	Complete Landscapes, Inc.	Landscape Services
4	Everbank Commercial Finance, Inc. [1]	Copier Rental Agreement
5	Granite Security Systems	Security for Clubhouse
6	GSC Industries, Inc.	Fire Alarm Monitoring
7	HandyTrac [2]	Key System
8	Kings III Emergency Communications	Emergency Telephone Services
9	Muzak	Office Music
10	Nelfredo Inc.	Painting, Carpet Cleaning, Housekeeping & Resurfacing
11	Park Right Solutions	Towing Services
12	Service Depot Carpet	Cleaning Carpet Cleaning Services
13	Time Warner [3]	Office Internet
14	Time Warner Entertainment - Advance/Newhouse Partnership	Cable / Data / Phone Services
15	Valet Waste, LLC	Valet Trash Pick-Up
16	Waste Management of Texas Inc.	Dumpster & Recycling Service
17	Waste Reduction Consultants, Inc.	Waste Reduction Consulting
18	Xylem	Lift Station Maintenance

1.	This agreement requires a new purchaser to assume the contract.
2.	This agreement is not assumable by the Purchaser. Therefore, Purchaser will need to establish a new agreement for service with this vendor.
3.	An invoice for office internet provided by Time Warner has been provided in lieu of an agreement.

EXHIBIT E

FORM OF DEED

SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

THE STATE OF TEXAS	§
	§	KNOW ALL BY THESE PRESENTS:
COUNTY OF TRAVIS	§

That WRPV XI FH AUSTIN L.P., a Texas limited partnership (“Grantor”), for the sum of TEN DOLLARS ($10.00) and other good and valuable consideration paid to Grantor by _____________________ (“Grantee”), whose address is ______________________________, the receipt and sufficiency of which considerations are hereby acknowledged and confessed by Grantor, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does GRANT, BARGAIN, SELL and CONVEY unto Grantee the real property situated in Travis County, Texas and more particularly described on the attached Exhibit A (the “Property”), together with the Seller’s right, title and interest, if any, in and to all buildings and other improvements situated upon said Property; adjacent and/or contiguous streets, roads, avenues, alleys, and rights of way; all right, title and interest of Seller in rivers, streams, and strips and gores of land adjoining, adjacent and contiguous thereto; all easements, rights of ingress and egress, rights of way, and rights under any covenants, conditions and/or restrictions appurtenant to or affecting the Property; all riparian rights, surface and underground water rights, and any and all other water rights pertaining to the Property; all right title, and interest of Seller in and to all oil, gas, coal, and other minerals, whether hydrocarbon or not, in, on or under or that may be produced from the Property; and all rights, titles and interests appurtenant to the Property and the foregoing items;

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereto belonging, unto Grantee and Grantee’s successors and assigns, forever; and Grantor binds itself, its successors and assigns, TO WARRANT AND FOREVER DEFEND the Property, together with all and singular the rights and appurtenances thereto belonging, unto Grantee and Grantee’s successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Grantor but not otherwise.

This Special Warranty Deed may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

[The remainder of this page is intentionally left blank.]

Executed on the date of the acknowledgment herein below taken, to be effective as of the ___ day of ____________, 20__.

GRANTOR:

WRPV XI FH AUSTIN L.P., a Texas limited partnership

By:
Name:
Title:	Authorized Signatory

THE STATE OF ________________	§
§
COUNTY OF ________________	§

This instrument was acknowledged before me on the ________ day of __________, 20__, by ___________, Authorized Signatory of WRPV XI FH AUSTIN L.P., a Texas limited partnership, on behalf of and as the act and deed of said company.

[SEAL]

Notary Public in and for
Said State

EXHIBIT A

TO

SPECIAL WARRANTY DEED

LEGAL DESCRIPTION

Lots 2 and 3, Block "A", PEDERNALES ELECTRIC COOPERATIVE-CIRCLE DRIVE, AUSTIN SUBDIVISION, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200600156 of the Official Public Records of Travis County, Texas.

E-1

EXHIBIT F

FORM OF BILL OF SALE

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that WRPV XI FH AUSTIN, L.P., a Delaware limited partnership ("Seller"), in consideration of Ten and 00/00 Dollars ($10.00), the receipt and sufficiency of which are hereby acknowledged, does hereby sell, assign, transfer, quit claim and set over unto _________________________________, a _______________________________ ("Buyer"), all personal property described on Exhibit A attached hereto (the "Personal Property") located at the property legally described on Exhibit B attached hereto.

TO HAVE AND TO HOLD the Personal Property unto Buyer and Buyer's legal representatives, successors and assigns forever.

THE PERSONAL PROPERTY SOLD HEREUNDER IS SOLD IN ITS "AS IS", "WHERE IS" CONDITION WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER. The covenants, agreements, indemnities and limitations provided in that certain Agreement of Purchase and Sale, dated as of ___________, 201__ (the "Agreement"), by and between Seller and Buyer, with respect to the property conveyed hereunder are hereby incorporated herein by this reference as if herein set out in full and shall inure to the benefit of and shall be binding upon Seller and Buyer and their respective successors and assigns.

This Bill of Sale shall be governed by Sections 7.1, 7.2, 14.3, 15.4 and 15.9 of the Agreement.

(remainder of page intentionally left blank)

F-1

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the ___ day of ________, 2015.

SELLER:

WRPV XI FH AUSTIN, L.P.,
a Delaware limited partnership

By:
Name:
Its:

F-2

EXHIBIT G

FORM OF ASSIGNMENT OF LEASES

ASSIGNMENT AND ASSUMPTION OF LEASES

FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WRPV XI FH AUSTIN, L.P., a Delaware limited partnership ("Assignor"), hereby sells, transfers, assigns, delegates and sets over unto ___________________________, a _______________________________ ("Assignee"), its legal representatives, successors and assigns, all of Assignor's rights, title, interests, duties, obligations and liabilities accruing on or after the date hereof in, to and under those certain leases and other leasing agreements referred to on Exhibit A attached hereto (the "Leases") affecting the property legally described on Exhibit B attached hereto.

Assignee does hereby accept the foregoing assignment of the Leases, and does hereby assume and agree to perform, fulfill and observe all of the duties, obligations and liabilities to be performed, fulfilled or observed by the landlord under the Leases arising on and after the date hereof, as if Assignee was the original landlord under the Leases. Assignor shall defend, indemnify and hold harmless Assignee from and against any all Claims (as defined below) asserted against or incurred by Assignee as a result of any acts or omissions of Assignor prior to the date of this Assignment and Assignee shall defend, indemnify and hold harmless Assignor from and against any all Claims asserted against or incurred by Assignor as a result of any acts or omissions of Assignee on or after the date of this Assignment. "Claims" means claims, demands, causes of action, losses, damages, liabilities, judgments, costs and expenses (including attorneys' fees, whether suit is instituted or not). Notwithstanding the foregoing, Assignor shall have no liability whatsoever to Assignee for any Claims: (a) unless the valid Claims collectively aggregate more than Fifty Thousand Dollars ($50,000), in which event the full amount of such valid Claims along with (i) any amount due by Assignor pursuant to the Assignment and Assumption of Contracts and Additional Property of even date herewith made by Assignor and Assignee, and (ii) Section 6.5 of the Agreement shall be actionable up to, but not in excess of Four Hundred Fifty Thousand Dollars ($450,000) (the “Cap”) in the aggregate for all liability; and (b) unless written notice containing a description of the specific nature of any such Claims shall have been given by Assignee to Assignor prior to the end of the Survival Period and an action shall have been commenced by Assignor against Assignee within nine (9) months after the date of this Assignment. In no event shall Assignor be liable for any incidental, consequential or punitive damages, or for any damages in excess of the Cap.

The covenants, agreements, indemnities and limitations provided in that certain Agreement of Purchase and Sale, dated as of January __, 2015, by and between Assignor and Assignee (the “Agreement”), with respect to the property conveyed hereunder are hereby incorporated herein by this reference as if herein set out in full and shall inure to the benefit of and shall be binding upon Assignor and Assignee, and their respective successors and assigns.

This Assignment and Assumption of Leases shall be governed by Sections 7.1, 7.2, 14.3, 15.4 and 15.9 of the Agreement.

This Assignment and Assumption of Leases may be executed in counterparts, and as so executed shall constitute one and the same agreement.

(remainder of page intentionally left blank)

G-1

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Leases as of the ____ day of ___________, 2015.

ASSIGNOR:

WRPV XI FH AUSTIN, L.P., a Delaware limited partnership

By:
Name:
Its:

G-2

ASSIGNEE:

_________________________________________, a _______________________________________

By:
Name:
Its:

G-3

EXHIBIT H

FORM OF ASSIGNMENT OF CONTRACTS AND ADDITIONAL PROPERTY

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

AND ADDITIONAL PROPERTY

FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WRPV XI FH AUSTIN, L.P., a Delaware limited partnership (“Assignor”), hereby sells, transfers, assigns, delegates and sets over unto _____________________________, a _____________________________ (“Assignee”), its legal representatives, successors and assigns, all of Assignor’s rights, title, interests, duties, obligations and liabilities accruing on or after the date hereof under or with respect to the “Service Contracts” and “Additional Property,” as such terms are defined and described in that certain Agreement of Purchase and Sale, dated as of ___________, 2015, by and between Assignor and Assignee (the “Agreement”), which relate to the operation of the property described on Exhibit A attached hereto (the “Property”).

Assignee does hereby accept the foregoing assignment of the Service Contracts and the Additional Property, and does hereby assume and agree to perform, fulfill and observe all of the duties, obligations and liabilities to be performed, fulfilled or observed by the owner of the Property under or with respect to the Service Contracts or the Additional Property arising on and after the date hereof, as if Assignee was the original named party under the Service Contracts and with respect to the Additional Property. Assignor shall defend, indemnify and hold harmless Assignee from and against any all Claims (as defined below) asserted against or incurred by Assignee as a result of any acts or omissions of Assignor prior to the date of this Assignment and Assignee shall defend, indemnify and hold harmless Assignor from and against any all Claims asserted against or incurred by Assignor as a result of any acts or omissions of Assignee on or after the date of this Assignment. "Claims" means claims, demands, causes of action, losses, damages, liabilities, judgments, costs and expenses (including attorneys' fees, whether suit is instituted or not). Notwithstanding the foregoing, Assignor shall have no liability whatsoever to Assignee for any Claims: (a) unless the valid Claims collectively aggregate more than Fifty Thousand Dollars ($50,000), in which event the full amount of such valid Claims along with (i) any amount due by Assignor pursuant to the Assignment and Assumption of Leases of even date herewith made by Assignor and Assignee, and (ii) Section 6.5 of the Agreement shall be actionable up to, but not in excess of Four Hundred Fifty Thousand Dollars ($450,000) (the “Cap”) in the aggregate for all liability; and (b) unless written notice containing a description of the specific nature of any such Claims shall have been given by Assignee to Assignor prior to the end of the Survival Period and an action shall have been commenced by Assignor against Assignee within nine (9) months after the date of this Assignment. In no event shall Assignor be liable for any incidental, consequential or punitive damages, or for any damages in excess of the Cap.

The covenants, agreements, representations, warranties, indemnities and limitations provided in the Agreement, with respect to the interests conveyed hereunder are hereby incorporated herein by this reference as if herein set out in full. This Assignment and Assumption of Contracts and Additional Property shall be binding on and shall inure to the benefit of Assignor and Assignee, and their respective legal representatives, heirs, successors and assigns, and shall also be governed by Sections 7.1, 7.2, 14.3, 15.4 and 15.9 of the Agreement.

This Assignment and Assumption of Contracts and Additional Property may be executed in counterparts, and as so executed shall constitute one and the same agreement.

I-1

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Contracts and Additional Property as of the ___________, 2015.

ASSIGNOR:

WRPV XI FH AUSTIN, L.P.,
a Delaware limited partnership

By:
Name:
Its:

I-2

ASSIGNEE:

_________________________________________, a _______________________________________

By:
Name:
Its:

I-3

EXHIBIT I

FORM OF NOTICE TO TENANTS

_____________, 2015

Re:

Ladies and Gentlemen:

You are hereby advised that the above referenced property in which you are a tenant was sold and your lease was assigned and transferred effective as the date of this letter to [BUYER]. Responsibility for your security deposit, if any, has been transferred to the new owner, whose address is set forth below. The above referenced property will  be managed by [MANAGEMENT COMPANY] and all checks for rent and other charges should be made payable to [BUYER] and  forwarded to:

[MANAGEMENT COMPANY]

[Property Address]

In accordance with the terms of your lease, copies of all future notices to landlord should be sent to:

[BUYER]

If you have any questions or need any additional information, please feel free to contact the management office at  [Telephone Number].

Sincerely,

SELLER:

WRPV XI FH AUSTIN, L.P.
a Delaware limited partnership

By:
Its:

BUYER:

By:
Its:

EXHIBIT J

ESCROW AGREEMENT

Escrow No.:____________

Date: January ___, 2015

EARNEST MONEY ESCROW AGREEMENT

The sum of $250,000 of earnest money will be deposited with Heritage Title Company of Austin, as escrowee ("Escrowee"), on or about the time of the execution of this Escrow Agreement, and an additional $150,000 of earnest money may be deposited with Escrowee, subject to and in accordance with the terms and conditions of Section 2.2 of the Agreement of Purchase and Sale described below. All of the funds deposited with Escrowee hereunder shall be disbursed by Escrowee only in accordance with this Earnest Money Escrow Agreement (this “Escrow Agreement”).

Escrowee is hereby expressly authorized to comply with and obey any and all orders or decrees entered or issued by any court, with or without jurisdiction, and in case Escrowee obeys or complies with any such order or decree of any court it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order or decree being entered without jurisdiction or being subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this Escrow Agreement to which Escrowee is or may at any time become a party (except a suit or proceeding arising from Escrowee’s breach of its obligations hereunder), Escrowee shall have a lien on the contents hereof for any and all out-of-pocket costs, including reasonable attorneys' fees, whether such attorneys shall be regularly retained or specially employed, and any other reasonable expenses which it may have incurred or become liable for on account thereof, and it shall be entitled to reimburse itself therefor out of said deposit, and the undersigned jointly and severally agree to pay Escrowee, upon demand, all such costs, fees and expenses so incurred. In no case shall the above mentioned deposits be surrendered except on an order signed by the parties hereto, their respective legal representatives or assigns, or in obedience of the process or order of court as aforesaid, or in compliance with the Agreement of Purchase and Sale described below.

Deposits made pursuant to these instructions shall be invested on behalf of Buyer; provided that any direction to Escrowee for such investment shall be expressed in writing, and also provided that Escrowee is in receipt of the taxpayer's identification number and investment forms as required. Escrowee will, upon request, furnish information concerning its procedures and fee schedules for investment.

In the event the Escrowee is requested to invest deposits hereunder, Escrowee is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investment for the purposes of these escrow instructions unless such loss results from the gross negligence or intentional misconduct of Escrowee.

Except as to deposits of funds for which Escrowee has received express written direction concerning investment or other handling, the parties hereto agree that the Escrowee shall be under no duty to invest or reinvest any deposits at any time held by it hereunder. Escrowee may commingle any uninvested deposits with other deposits or with its own funds in the manner permitted under applicable law; provided, however, nothing herein shall diminish Escrowee's obligation to apply the full amount of the deposits, plus all interest and earnings thereon, in accordance with the terms of this Escrow Agreement.

The undersigned Buyer and Seller acknowledge that the amount deposited hereunder is the Earnest Money described in and governed by that certain Agreement of Purchase and Sale dated January ___ 2015, between the undersigned Seller and Buyer (the "Agreement"). Seller and Buyer agree to execute all joint directions and take all other actions required hereunder to cause the Earnest Money to be disbursed and applied in the manner required under said Agreement. If Escrowee shall receive an instruction (hereinafter the “Instruction”) with respect to the Earnest Money that is contrary to the Agreement, or any part thereof, from Seller but not from Buyer, or from Buyer but not from Seller (the party giving the Instruction being hereinafter referred to as the “Instructing Party” and the party which shall not have given the Instruction being hereinafter referred to as the “Non-Instructing Party”), Escrowee shall transmit a copy of the Instruction received from the Instructing Party to the Non-Instructing Party. Escrowee shall refrain from acting in accordance with the Instruction for three (3) business days after receipt of such Instruction, and thereafter shall act in accordance with the Instruction unless the Non-Instructing Party shall have notified Escrowee in writing within such three (3) business day period objecting to the disbursement of the Earnest Money in accordance with the Instruction. Each party shall only object if it has a good faith basis to do so. If the Non-Instructing Party shall advise Escrowee not to comply with the Instruction within such three (3) business day period, Escrowee shall not act in accordance with the Instruction, but may thereafter either

(a)         act solely in accordance with any of the following:

(i)       a new Instruction signed jointly by Seller and Buyer;

(ii)      separate Instructions of like tenor from each of Seller and Buyer;

(iii)     a certified copy of an arbitrator’s award issued under the rules of the American Arbitration Association as to which Escrowee shall have received an opinion of a law firm satisfactory to Escrowee in its sole and absolute discretion that such award is final beyond appeal; or

(iv)     a certified copy of a judgment of a court of competent jurisdiction as to which Escrowee shall have received an opinion of a law firm satisfactory to Escrowee in its sole and absolute discretion that such award is final beyond appeal; or

(b)        deposit the Earnest Money with a court selected by Escrowee and in such event all liability and responsibility of Escrowee shall terminate upon such deposit having been made.

Escrowee is acting only for the accommodation of the parties and in performing its duties, shall not be liable for: a) any loss, costs or damage which it may incur as result of serving as Escrowee hereunder, except for any loss, costs or damage arising out of its intentional misconduct or gross negligence, b) any action taken or omitted to be taken in reliance upon any document, escrow instructions, including any written instructions provided for in this Escrow Agreement, which Escrowee shall in good faith believe to be genuine, and c) any loss or impairment of the deposits deposited with a federally insured financial institution, resulting from the failure, insolvency, or suspension of the depository. Buyer and Seller hereby agree to indemnify and hold Escrowee harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, which may be incurred by Escrowee in connection with it serving as Escrowee hereunder.

Any notice, report, demand or instruction required or permitted under this Escrow Agreement shall be deemed to have been sufficiently transmitted, delivered, given or served for all purposes if delivered by nationally recognized overnight courier service which provides a receipt to the parties at their addresses hereinabove set forth below or at such other address as a party may hereafter designate by written notice as herein provided. The effective date of delivery or transmittal of a notice, report, demand or instruction shall be the actual date that delivery is effected.

Notices to Seller:	c/o Waterton Associates 30 South Wacker, Suite 3600 Chicago, Illinois 60606 Attn: Erin Ankin, Esq. Fax: (312) 476-2060 Email: eankin@wallc.com

With a copy to:	Dentons US LLP 233 South Wacker Drive, Suite 7800 Chicago, Illinois 60606 Attn: Scott B. Toban Fax: (312) 876-7934 Email: scott.toban@dentons.com
Notices to Buyer:	Bluerock Real Estate, L.L.C. 712 Fifth Avenue, 9th Floor New York, NY 10019 Attn: Mike Konig & James Babb Fax: (646) 278-4220 Email: mkonig@bluerockre.com jbabb@bluerockre.com
With a copy to:	Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road NE Atlanta, Georgia 30326 Attn: Corey May, Esq. Fax: (404) 365-9532 Email: cmay@mmmlaw.com

Notices to Escrow Agent:	Heritage Title Company of Austin 401 Congress Avenue Suite 1500 Austin, Texas 78701 Attn: John Bruce Fax: (512) 505-5024 Email: jbruce@heritage-title.com

(remainder of page intentionally left blank)

SELLER:

WRPV XI FH AUSTIN, L.P.,
a Delaware limited partnership

By:
Name:
Its:	Authorized Signatory

BUYER:

BLUEROCK REAL ESTATE, L.L.C.,
a Delaware limited liability company

By:
Name:
Its:

ESCROWEE:

HERITAGE TITLE COMPANY OF AUSTIN

By:
Name:
Its: